Exhibit 99.1

Interval Leisure Group Reports Fourth Quarter and Full Year 2013 Results

MIAMI—(BUSINESS WIRE)—February 27, 2014— Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months and full year ended December 31, 2013.

FOURTH QUARTER AND FULL YEAR 2013 HIGHLIGHTS

•                  ILG consolidated fourth quarter revenue increased by 10.3% from the same period last year, while full year revenue increased by 5.9%.

•                  The Company generated fourth quarter diluted earnings per share of $0.32, up 18.5% from the prior year period. Full year diluted earnings per share were $1.40.

•                  Consolidated adjusted EBITDA for 2013 rose by 5.8% year-over-year, driven by a 34.2% full year increase in Management and Rental segment adjusted EBITDA.

•                  During 2013, ILG paid $18.9 million in shareholder dividends.

•                  Free cash flow was $95.2 million for 2013, an increase of $29.8 million from 2012.

“ILG drove growth in revenue and EPS in 2013 as we began to see the benefits of our strategy to broaden the Company’s role in the global non-traditional hospitality market. Additionally, adjusted EBITDA increased by 5.8% for the full year and we generated a 45.5% increase in free cash flow while making significant investments to further our long-term goals,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “The continued diversification of our business is being executed on and creating meaningful shareholder value.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended December 31,		Quarter Over Quarter	Year Ended December 31,		Year Over Year
METRICS	2013	2012	Change	2013	2012	Change
Revenue	122.2	110.7	10.3%	501.2	473.3	5.9%
Membership and Exchange revenue	80.8	81.0	(0.3)%	365.0	357.7	2.0%
Management and Rental revenue	41.4	29.7	39.3%	136.2	115.6	17.8%
Gross profit	74.5	70.3	6.0%	321.7	305.1	5.4%
Net income attributable to common stockholders	18.5	15.3	21.4%	81.2	40.7	99.5%
Non-GAAP net income*	18.5	15.3	21.4%	79.1	52.0	52.2%
Diluted EPS	$0.32	$0.27	18.5%	$1.40	$0.71	97.2%
Non-GAAP diluted EPS*	$0.32	$0.27	18.5%	$1.37	$0.91	50.5%
Adjusted EBITDA*	34.8	34.1	2.1%	166.2	157.1	5.8%

BALANCE SHEET DATA	December 31, 2013	December 31, 2012
Cash and cash equivalents	48.5	101.2
Debt	253.0	260.0

	Year Ended December 31,		Year Over Year
CASH FLOW DATA	2013	2012	Change
Net cash provided by operating activities	109.9	80.4	36.6%
Free cash flow*	95.2	65.4	45.5%

* “Non-GAAP net income”, “Non-GAAP diluted EPS”, “Adjusted EBITDA”, and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Fourth Quarter 2013 Consolidated Operating Results

Consolidated revenue for the quarter ended December 31, 2013 was $122.2 million, an increase of 10.3% compared to the fourth quarter of 2012.

Net income attributable to common stockholders for the three months ended December 31, 2013 was $18.5 million, an increase of $3.3 million from $15.3 million for the same period of 2012. Net income growth for the 2013 period reflects a one-time income tax benefit of $3.5 million in the fourth quarter of 2013 related to a favorable regulatory ruling. Additionally, this ruling reduced current year state income taxes and will continue to positively impact our effective tax rate going forward. Diluted earnings per share (EPS) were $0.32 compared to diluted EPS of $0.27 for the same period of 2012.

Adjusted EBITDA (defined below) for the quarter ended December 31, 2013 of $34.8 million includes the results of our VRI Europe and Aqua Resorts businesses acquired in the fourth quarter and compares to $34.1 million for the same period of 2012.

Full Year 2013 Consolidated Operating Results

Consolidated revenue for the year ended December 31, 2013 was $501.2 million, an increase of 5.9% from $473.3 million for 2012. The increase was largely driven by incremental revenue contribution from our Management and Rental segment, primarily from the inclusion of acquired companies.

Net income attributable to common stockholders for the year ended December 31, 2013 was $81.2 million or $1.40 of diluted EPS, compared to $40.7 million or $0.71 for the same period of 2012. Full year 2013 non-GAAP net income (defined below) of $79.1 million increased $27.1 million, or 52.2%, over non-GAAP net income for the comparable 2012 period which excludes the impact of an $18.5 million non-cash, pre-tax loss associated with the early extinguishment of debt. This year-over-year increase was primarily attributable to a $19.5 million reduction in interest expense and $14.9 million of lower amortization of intangibles expense.

Adjusted EBITDA was $166.2 million for the year ended December 31, 2013, compared to $157.1 million in 2012.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months and year ended December 31, 2013, was $80.8 million and $365.0 million, respectively. For the full year 2013, Interval Network membership fee and transaction revenue were $135.2 million and $198.9 million, respectively, representing increases of 3.4% and 0.3%, respectively, over the prior year. Average revenue per member in 2013 increased 2.6% to $187.13, year-over-year, while fourth quarter average revenue per member was up 0.8% from the prior year to $41.65.

At December 31, 2013, the Membership and Exchange segment had approximately two million members enrolled in its various membership programs. The Interval Network had approximately 1.82 million active members, consistent with the prior year.

Membership and Exchange adjusted EBITDA was $29.7 million and $146.9 million in the fourth quarter and full year 2013, respectively, representing a decrease of 3.5% and an increase of 3.0% from the segment’s adjusted EBITDA of $30.8 million and $142.7 million in the fourth quarter and full year 2012, respectively. The improvement in full year segment adjusted EBITDA is primarily driven by revenue growth largely attributable to the positive contributions from our Platinum and Club Interval products and higher transaction revenue and other membership programs outside of the Interval Network. Additionally, segment adjusted EBITDA in the period benefitted from lower compensation and employee-related costs within general and administrative expense.

Throughout 2013, Interval affiliated 106 vacation ownership resorts in domestic and international markets. In 2013, approximately 80% of all new affiliations were located in non-US locations. Membership mix as of December 31, 2013 included 60% traditional and 40% corporate members, compared to 62% and 38%, respectively, as of December 31, 2012.

Management and Rental

Management and Rental segment revenue for the three months and year ended December 31, 2013, was $41.4 million and $136.2 million, respectively, including $23.7 million and $71.6 million of management fee and rental revenue (defined below).

Year-over-year, management fee and rental revenue grew by 72.2% for the fourth quarter and 30.2% for the year ended December 31, 2013. The improvement was primarily driven by the incremental revenue contribution from our acquired businesses. For the year ended December 31, 2013, revenue per available room (“RevPAR”) (defined below) was $138.90, an increase of 6.6% over RevPAR of $130.28 in 2012. The increase in full year RevPAR was driven primarily by a higher average daily rate. For the quarter ended December 31, 2013, RevPAR was $119.48 compared to RevPAR of $125.58 for the same period in 2012. The drop in RevPAR in the quarter reflects a decrease in occupancy rate on a year-over-year basis and the inclusion of Aqua. Excluding Aqua, RevPAR for the fourth quarter and full year 2013 was $122.10 and $140.55, respectively.

Management and Rental segment adjusted EBITDA was $5.1 million in the fourth quarter of 2013, an increase of 53.8% from the prior year period. Management and Rental segment adjusted EBITDA for the full year 2013 was $19.3 million, an increase of 34.2% from adjusted EBITDA of $14.4 million for the same period in 2012.

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2013, ILG’s cash and cash equivalents totaled $48.5 million, compared to $101.2 million as of December 31, 2012. As of December 31, 2013, the Company’s total debt outstanding was $253 million, compared to $260 million as of December 31, 2012. ILG had $247 million available on its revolving credit facility as of December 31, 2013, which may be increased by an additional $200 million, subject to specified conditions.

For the year ended December 31, 2013, ILG’s net cash provided by operating activities was $109.9 million and free cash flow was $95.2 million, an increase over the comparable prior year of $80.4 million and $65.4 million, respectively. The change was primarily due to lower interest paid of $26 million together with higher net cash receipts, partially offset by an increase of $17.1 million in income tax payments as a result of higher taxable income in the period. Lower interest paid in 2013 is primarily due to lower average balance outstanding and interest rate under our revolving credit facility compared to the term loan and senior notes which were extinguished during 2012.

Net cash used in investing activities of $134 million in 2013 primarily related to business acquisitions, net of cash acquired, of $127.3 million, as well as capital expenditures of $14.7 million primarily related to IT initiatives. These cash outflows were partially offset by the early repayment of a loan receivable totaling $9.9 million.

Net cash used in financing activities was $27.5 million for the year ended December 31, 2013.  This compares to $131.8 million net cash used in financing activities for 2012 principally resulting from the refinancing of our indebtedness.

Dividend

For the full year 2013, ILG paid $18.9 million, or thirty-three cents per share in dividends, compared to $28.4 million in the prior year. The decline in annual dividends paid in 2013 reflects an accelerated dividend payment of $0.10 per share paid in the fourth quarter of 2012 that otherwise would have been paid in the first quarter of 2013.

In February 2014, our Board of Directors declared a $0.11 per share dividend payable March 27, 2014 to shareholders of record on March 13, 2014.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, non-GAAP net income, non-GAAP basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the fourth quarter and full year 2013, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 318-8617 (toll-free domestic) or (617) 399-5136 (international); participant pass code: 24620032. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for fourteen days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); pass code: 58296288. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call. A transcript of the call will also be available on the website following the call.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 5,000 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval network of nearly 2,900 resorts in over 80 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) network. ILG’s Management and Rental segment includes Aston Hotels & Resorts, Aqua Hospitality, VRI Europe (VRIE), Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 250 vacation properties, resorts, and club locations throughout North America and Europe. More information about the company is available at www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; impairment of assets; the restrictive covenants in our revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with the rearchitecture of our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$122,195	$110,737	$501,215	$473,339
Cost of sales	47,722	40,466	179,510	168,259
Gross profit	74,473	70,271	321,705	305,080
Selling and marketing expense	12,764	12,236	53,722	53,559
General and administrative expense	30,655	26,238	112,574	105,270
Amortization expense of intangibles	2,275	2,040	8,133	23,041
Depreciation expense	3,672	3,590	14,531	13,429
Operating income	25,107	26,167	132,745	109,781
Other income (expense):
Interest income	79	254	362	1,792
Interest expense	(1,613)	(1,755)	(6,172)	(25,629)
Other income (expense), net	(635)	(48)	259	(2,456)
Loss on extinguishment of debt	—	—	—	(18,527)
Total other expense, net	(2,169)	(1,549)	(5,551)	(44,820)
Earnings before income taxes and noncontrolling interest	22,938	24,618	127,194	64,961
Income tax provision	(3,841)	(9,341)	(45,412)	(24,252)
Net income	19,097	15,277	81,782	40,709
Net income attributable to noncontrolling interest	(555)	(1)	(565)	(7)
Net income attributable to common stockholders	$18,542	$15,276	$81,217	$40,702

Earnings per share attributable to common stockholders:
Basic	$0.32	$0.27	$1.42	$0.72
Diluted	$0.32	$0.27	$1.40	$0.71
Weighted average number of shares of common stock outstanding:
Basic	57,377	56,854	57,243	56,549
Diluted	58,113	57,632	57,832	57,248
Dividends declared per share of common stock	$0.11	$0.20	$0.33	$0.50

Non-GAAP net income(1)	$18,542	$15,276	$79,076	$51,959
Non-GAAP earnings per share(1):
Basic	$0.32	$0.27	$1.38	$0.92
Diluted	$0.32	$0.27	$1.37	$0.91

(1) “Non-GAAP net income” and “Non-GAAP earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$48,462	$101,162
Deferred membership costs	9,828	12,349
Prepaid income taxes	11,211	12,973
Other current assets	89,061	83,011
Total current assets	158,562	209,495
Goodwill and intangible assets, net	766,703	604,452
Deferred membership costs	10,741	11,058
Other non-current assets	88,613	81,915
TOTAL ASSETS	$1,024,619	$906,920

LIABILITIES AND EQUITY LIABILITIES:
Accounts payable, trade	$13,793	$11,086
Deferred revenue	92,503	93,367
Other current liabilities	83,262	70,950
Total current liabilities	189,558	175,403
Long-term debt	253,000	260,000
Deferred revenue	100,494	111,273
Other long-term liabilities	104,608	87,752
TOTAL LIABILITIES	647,660	634,428
Redeemable noncontrolling interest	426	426
Total ILG stockholders’ equity	343,825	272,066
Noncontrolling interest	32,708	—
TOTAL EQUITY	376,533	272,066
TOTAL LIABILITIES AND EQUITY	$1,024,619	$906,920

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$81,782	$40,709
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	8,133	23,041
Amortization of debt issuance costs	783	1,376
Depreciation expense	14,531	13,429
Accretion of original issue discount	—	1,840
Non-cash compensation expense	10,428	10,931
Non-cash interest expense	342	433
Non-cash interest income	—	(850)
Deferred income taxes	(1,569)	6,507
Excess tax benefits from stock-based awards	(2,869)	(3,017)
Loss (gain) on disposal of property and equipment	191	(256)
Loss on extinguishment of debt	—	18,527
Change in fair value of contingent consideration	485	(544)
Changes in operating assets and liabilities	(2,373)	(31,688)
Net cash provided by operating activities	109,864	80,438
Cash flows from investing activities:
Acquisitions, net of cash acquired	(127,266)	(39,963)
Acquisition of assets	(1,952)	—
Capital expenditures	(14,700)	(15,040)
Proceeds from disposal of property and equipment	10	230
Investment in financing receivables	—	(9,480)
Payments received on financing receivables	9,876	16,989
Net cash used in investing activities	(134,032)	(47,264)
Cash flows from financing activities:
Principal payments on term loan	—	(56,000)
Redemption of senior notes	—	(300,000)
Payments on revolving credit facility	(70,000)	(30,000)
Borrowings on revolving credit facility	63,000	290,000
Payments of debt issuance costs	—	(3,912)
Dividend payments	(18,934)	(28,366)
Payments of contingent consideration	—	(1,057)
Withholding taxes on vesting of restricted stock units	(5,234)	(6,182)
Proceeds from the exercise of stock options	835	659
Excess tax benefits from stock-based awards	2,869	3,017
Net cash used in financing activities	(27,464)	(131,841)
Effect of exchange rate changes on cash and cash equivalents	(1,068)	4,312
Net decrease in cash and cash equivalents	(52,700)	(94,355)
Cash and cash equivalents at beginning of period	101,162	195,517
Cash and cash equivalents at end of period	$48,462	$101,162

Supplemental disclosures of cash flow information:
Non-cash financing activity:
Issuance of noncontrolling interest in connection with an acquisition	$31,347	$—
Cash paid during the period for:
Interest, net of amounts capitalized	$5,358	$31,363
Income taxes, net of refunds	$42,750	$25,693

OPERATING STATISTICS

	Three Months Ended December 31,			Year Ended December 31,
	2013	% Change	2012	2013	% Change	2012
Membership and Exchange
Total active members at end of period (000’s)	1,815	(0.5)%	1,824	1,815	(0.5)%	1,824
Average revenue per member	$41.65	0.8%	$41.30	$187.13	2.6%	$182.39

Management and Rental
Available room nights (000’s)	442	19.1%	371	1,537	2.7%	1,497
RevPAR	$119.48	(4.9)%	$125.58	$138.90	6.6%	$130.28

ADDITIONAL DATA

	Three Months Ended December 31,			Year Ended December 31,
	2013	% Change	2012	2013	% Change	2012
	(Dollars in thousands)			(Dollars in thousands)
Membership and Exchange
Transaction revenue	$41,572	(0.1)%	$41,612	$198,933	0.3%	$198,434
Membership fee revenue	32,727	(1.2)%	33,133	135,198	3.4%	130,784
Ancillary member revenue	1,365	(4.8)%	1,434	6,852	(1.8)%	6,976
Total member revenue	75,664	(0.7)%	76,179	340,983	1.4%	336,194
Other revenue	5,116	6.0%	4,828	24,024	11.5%	21,538
Total revenue	$80,780	(0.3)%	$81,007	$365,007	2.0%	$357,732

Management and Rental
Management fee and rental revenue	$23,725	72.2%	$13,781	$71,550	30.2%	$54,946
Pass-through revenue	17,690	10.9%	15,949	64,658	6.6%	60,661
Total revenue	$41,415	39.3%	$29,730	$136,208	17.8%	$115,607
Management and Rental gross margin	30.8%	4.7%	29.4%	32.6%	7.1%	30.5%
Management and Rental gross margin without Pass-through Revenue	53.8%	(15.3)%	63.5%	62.1%	(3.1)%	64.1%

RECONCILIATIONS OF NON-GAAP MEASURES

	Years Ended December 31,
	2013	% Change	2012
	(Dollars in thousands)

Net cash provided by operating activities	$109,864	36.6%	$80,438
Less: Capital expenditures	(14,700)	(2.3)%	(15,040)
Free cash flow	$95,164	45.5%	$65,398

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$18,542	$15,276	$81,217	$40,702
Prior period item(1)	—	—	(3,496)	—
Loss on extinguishment of debt	—	—	—	18,527
Income tax provision (benefit) of adjusting items(2)	—	—	1,355	(7,270)
Non-GAAP net income	$18,542	$15,276	$79,076	$51,959
Non-GAAP earnings per share:
Basic	$0.32	$0.27	$1.38	$0.92
Diluted	$0.32	$0.27	$1.37	$0.91

(1) During the second quarter of 2013, we identified an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. In accordance with ASC 250, “Accounting Changes and Error Corrections,” we assessed the materiality of the misstatement, both quantitatively and qualitatively, and concluded it is not material to any of our previously issued or current year financial statements.

(2) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended December 31,
	2013			2012
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$29,714	$5,133	$34,847	$30,776	$3,337	$34,113
Non-cash compensation expense	(2,383)	(292)	(2,675)	(1,949)	(249)	(2,198)
Other non-operating expense, net	(635)	—	(635)	(44)	(4)	(48)
Acquisition related and restructuring costs	(311)	(1,362)	(1,673)	(50)	(69)	(119)
EBITDA	26,385	3,479	29,864	28,733	3,015	31,748
Amortization expense of intangibles	(336)	(1,939)	(2,275)	(339)	(1,701)	(2,040)
Depreciation expense	(3,283)	(389)	(3,672)	(3,269)	(321)	(3,590)
Less: Net income attributable to noncontrolling interest	—	555	555	—	1	—
Less: Other non-operating expense, net	635	—	635	44	4	48
Operating income	$23,401	$1,706	25,107	$25,169	$998	26,167
Interest income			79			254
Interest expense			(1,613)			(1,755)
Other non-operating expense, net			(635)			(48)
Loss on extinguishment of debt			—			—
Income tax provision			(3,841)			(9,341)
Net income			19,097			15,277
Net income attributable to noncontrolling interest			(555)			(1)
Net income attributable to common stockholders			$18,542			$15,276

	Year Ended December 31,
	2013			2012
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$146,899	$19,344	$166,243	$142,652	$14,416	$157,068
Non-cash compensation expense	(9,344)	(1,084)	(10,428)	(9,904)	(1,027)	(10,931)
Other non-operating income (expense), net	427	(168)	259	(2,303)	(153)	(2,456)
Prior period item	3,496	—	3,496	—	—	—
Acquisition related and restructuring costs	(668)	(3,799)	(4,467)	(62)	169	107
Loss on extinguishment of debt	—	—	—	(18,527)	—	(18,527)
EBITDA	140,810	14,293	155,103	111,856	13,405	125,261
Amortization expense of intangibles	(1,347)	(6,786)	(8,133)	(16,147)	(6,894)	(23,041)
Depreciation expense	(13,155)	(1,376)	(14,531)	(12,294)	(1,135)	(13,429)
Less: Net income attributable to noncontrolling interest	—	565	565	—	7	7
Less: Other non-operating income (expense), net	(427)	168	(259)	2,303	153	2,456
Less: Loss on extinguishment of debt		—	—	18,527	—	18,527
Operating income	$125,881	$6,864	132,745	$104,245	$5,536	109,781
Interest income			362			1,792
Interest expense			(6,172)			(25,629)
Other non-operating income (expense), net			259			(2,456)
Loss on extinguishment of debt			—			(18,527)
Income tax provision			(45,412)			(24,252)
Net income			81,782			40,709
Net income attributable to noncontrolling interest			(565)			(7)
Net income attributable to common stockholders			$81,217			$40,702

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense (including loss on extinguishment of debt), and (5) the impact of correcting prior period items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston and Aqua at managed vacation properties, which excludes all rooms under renovation.  Aqua occupied room nights are included only from the acquisition date.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms.  Aqua occupied room nights are included only from the acquisition date.

Management Fee and Rental Revenue — Represents revenue earned by our Management and Rental segment exclusive of pass-through revenue.

Membership Fee Revenue — Represents fees paid for membership in the Interval Network.

Non-GAAP Basic EPS — Non-GAAP Net Income divided by the weighted average number of shares of common stock outstanding during the period.

Non-GAAP Diluted EPS — Non-GAAP Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Non-GAAP Net Income - Net income attributable to common stockholders excluding the impact of correcting a prior period net understatement in the current year-to-date financials and excluding the prior year non-cash loss on extinguishment of our indebtedness, net of tax.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights for Aston and Aqua.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

Interval Leisure Group

Investor Contact:

Jennifer Klein, 305-925-7302

Investor Relations

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

Chris.Boesch@intervalintl.com